Loan No. 5901796-001

                      AMENDED AND RESTATED PROMISSORY NOTE

 (36-12/32 Steinway Street and 38-15/23 Northern Boulevard, Queens, New York)


      THIS AMENDED AND RESTATED PROMISSORY NOTE is made and given as of March 19, 1996, by WESTERN BEEF-STEINWAY STREET, INC., a New York corporation ("Borrower") to METLIFE CAPITAL FINANCIAL CORPORATION, a Delaware corporation ("Lender") with reference to the recitals hereinafter set forth.

                                    RECITALS:

      A. Borrower has this date acquired or simultaneously with the execution hereof is acquiring certain real property in Queens, New York, more particularly described in Exhibit A (the "Property").

      B. The Property is encumbered by a certain Amended and Restated Mortgage (the "Existing Mortgage") dated November 24, 1993, from Lacher/Koeppel Realty Corp., a New York corporation ("Lacher"), to Chrysler Credit Corporation, a Delaware corporation ("Chrysler"), securing a loan from Chrysler to Lacher in the principal amount of $3,500,000, as evidenced by a certain Amended and Restated Promissory Note (the "Note") dated November 24, 1993, from Lacher to Chrysler.

      C. Chrysler has assigned the Note and the Existing Mortgage to Lender. Prior to such assignment, the principal indebtedness evidenced and secured by the Note and the Existing Mortgage was reduced to THREE MILLION DOLLARS ($3,000,000). Borrower has accepted and assumed all obligations of Lacher under the Note and the Existing Mortgage.

      D. Pursuant to an agreement of even date herewith between Borrower and Lender, the Existing Mortgage has been amended and restated.

      E. Borrower and Lender desire that the Note should be amended and restated to reduce the interest rate, to change the maturity date, and in certain other respects.

      NOW, THEREFORE, in consideration of the above premises and of other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, Borrower and Lender covenant and agree as follows:

      I. Note in Full Force. The Note shall remain in full force and effect as restated herein. The Note as amended and restated herein (the "Amended Note"), supersedes and replaces the Note as it existed previously.

      II. Ratification. The Note, as amended and restated below, is hereby ratified and confirmed in all respects by Borrower.

      III. Successors and Assigns. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns hereunder.

      IV. Applicable Law. This Agreement shall be given effect and construed by application of the Law of the State of New York applicable to contracts made and to be performed therein (excluding its choice-of-law rules).

      V. Effectiveness. Upon effectiveness, the Note shall cease to have a separate existence and shall be evidenced only by this instrument. This Agreement shall become effective upon and only upon its execution and delivery by each party hereto.

      VI. Waiver. Lender shall not be deemed to have waived the exercise of any right which it holds hereunder or under the Note unless such waiver is made expressly and in writing (and no delay or omission by Lender in exercising any such right shall be deemed to be a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.

      VII. Time of Essence. Time shall be of the essence of this Agreement.

      VIII. Headings. The headings of the Sections, subsections, Paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference and shall not be considered in construing their contents.

      IX. Amendment and Restatement. All of the terms and provisions of the Note are hereby modified, amended, and restated to read as follows:

                            AMENDED AND RESTATED TEXT

                                 PROMISSORY NOTE

$3,000,000.00                                                     March 19, 1996


      FOR VALUE RECEIVED, Western Beef-Steinway Street, Inc., a Delaware corporation ("BORROWER"), promises to pay to the order of MetLife Capital Financial Corporation ("METLIFE") at METLIFE's office at 10900 Northeast Fourth Street, Suite 500, Bellevue, Washington 98004, attention: Real Estate Department, or at such other address as the holder hereof may from time to time designate in writing, the principal sum of Three Million and no hundredths Dollars ($3,000,000.00) together with interest from the date the proceeds of the loan (the "Loan") evidenced by this Promissory Note (this "Note") are initially disbursed until maturity on the principal balance from time to time remaining unpaid hereon at the rate of eight and twenty-five hundredths percent (8.25%) per annum (computed on the basis of a 360-day year of twelve (12) consecutive thirty (30)-day months) in installments as follows: (i) interest only in advance at the rate of $687.50 per day shall be due and payable on the date the proceeds of the Loan are initially disbursed to or for the benefit of BORROWER (including, without limitation, disbursement into an escrow for the benefit of BORROWER) for the period beginning on the date of such disbursement and ending on the last day of the month during which such disbursement occurs: and (ii) one hundred nineteen (119) installments of principal and interest in the amount of $25,561.97 each shall be payable commencing on the first day of the second month following the month in which the proceeds of the loan evidenced by this Note are initially disbursed and continuing on the first day of each and every succeeding month until the first day of the one hundred twentieth (120th) month thereafter at which time all then unpaid principal and interest hereon shall be due and payable.

      If any payment shall not be paid when due and shall remain unpaid for ten
(10) days, BORROWER shall pay an additional charge equal to five percent (5.00%) of the delinquent payment or the highest additional charge permitted by law, whichever is less.

      Upon not less than thirty (30) days' advance written notice to METLIFE at any time after the fourth (4th) anniversary of the due date of the first monthly principal and interest payment due under this Note, and upon payment of a prepayment premium as set forth below (the "Prepayment Premium"), BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of this Note on any regularly scheduled principal and interest payment date. The Prepayment Premium shall be determined by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of ten (10)-year U.S. Treasury Notes (as published in Federal Reserve Statistical Release H.15[519]) (the "Index") from Friday December 8, 1995, to the Friday immediately preceding the week in which the prepayment is made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable premium factor (the "Premium Factor"), and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from Friday, December 8, 1995, to the immediately preceding the prepayment date, no Prepayment Premium shall be due. The Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

                 No. Mos.                         Premium
                 Remaining          (Years)       Factor

                  120-109           (10)          .070
                  108-97            (9)           .065
                   96-85            (8)           .060
                   84-73            (7)           .054
                   72-61            (6)           .048
                   60-49            (5)           .042
                   48-37            (4)           .036
                   36-25            (3)           .029
                   24-13            (2)           .022
                   12-1             (1)           .013


If the Federal Reserve Board ceases to publish Statistical Release H.15 [519], then the decrease in the weekly average yield of ten (10)-year U.S. Treasury Notes will be determined from another source designated by METLIFE. Except as set forth in the following paragraph, prepayment prior to the fourth (4th) anniversary of the due date of the first monthly principal and interest payment due under this Note will not be permitted.

      In addition, but only in the event of either the sale or merger of BORROWER or the sale of the Property (as hereinafter defined), upon not less than thirty (30) days advance written notice to METLIFE and upon payment of the Prepayment Premium and an early prepayment fee ("Early Prepayment Fee") described below. BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance under this Note on any regularly scheduled principal and interest payment date prior to the fourth (4th) anniversary of the due date of the first monthly principal and interest payment due hereunder. The Early Prepayment Fee shall be determined by multiplying the principal face amount of this Note by the following described applicable "Fee Factor". The Fee Factor shall be the amount shown on the following chart for the month in which the early prepayment occurs:

                 No. Mos.
                Remaining       (Years)    Fee Factor

                  120-109        (10)       .040
                  108-97         (9)        .030
                  96-85          (8)        .020
                  84-73          (7)        .020

The Early Prepayment Fee will not apply after April 30, 2000.

      If METLIFE at any time accelerates this Note after an Event of Default (defined below), then BORROWER shall be obligated to pay the Prepayment Premium in accordance with the foregoing schedule. The Prepayment Premium shall not be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which METLIFE applies to prepayment nor with respect to BORROWER's prepayment of the Note in full during the last six (6) months of the term of this Note unless an Event of Default has occurred. BORROWER expressly acknowledges that the Prepayment Premium and the Early Prepayment Fee are not penalties but are intended solely to compensate METLIFE for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by METLIFE.

      BORROWER shall be liable on this Note and on all the representations, warranties, indemnities and covenants in the Amended and Restated Mortgage ("Mortgage") of even date herewith covering the property (the

"Property") securing this Note and all other documents executed or delivered in connection herewith (the "Loan Documents").

      Each of the following shall constitute an Event of Default ("Event of Default") hereunder and under the Mortgage:

      (a) Failure of BORROWER to make any payment of principal, interest, or Prepayment Premium upon this Note when due, and such failure or refusal shall continue for a period of ten (10) days after written notice is given to BORROWER by METLIFE specifying such failure, or

      (b) Failure of BORROWER within the time required by the Mortgage to pay any sum secured thereby other than the Note or to make any payment for taxes, insurance or for reserves for such payments, or any other payment necessary to prevent filing of or discharge of any lien, and such failure shall continue for a period of ten (10) days after written notice is given to BORROWER by METLIFE specifying such failure: or

      (c) Failure by BORROWER to observe or perform any obligations of BORROWER to METLIFE on or with respect to any transactions, debts, undertakings or agreements other than the transaction evidenced by this Note following the giving of any notice required thereby and/or the expiration of any period of grace provided thereunder; or

      (d) Failure of BORROWER to make any payment or perform any obligation under any superior liens or encumbrances on the Property, within the time required thereunder, or commencement of any suit or other action to foreclose any superior liens or encumbrances; or

      (e) Failure by BORROWER to observe or perform any of its material obligations (as defined in the mortgage) under any of the lease agreements covering the Property which is not cured within the applicable grace period set forth in such leases; or

      (f) The Property is transferred or any agreement to transfer any part or interest in the Property in any manner whatsoever is made or entered into without the prior written consent of METLIFE, except as specifically allowed under the Mortgage, including without limitation creating or allowing any liens on the Property or leasing any portion of the Property: or

      (g) Filing by BORROWER of a voluntary petition in bankruptcy or filing by BORROWER of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by BORROWER in the appointment of any trustee, receiver, custodian, conservator or liquidator for BORROWER, any part of the Property, or any of the income or rents of the Property, or the making by BORROWER of any general assignment for the benefit of creditors, or the inability of or failure by BORROWER to pay its debts generally as they become due, or the insolvency on a balance sheet basis or business failure of BORROWER, or the making or suffering of a preference within the meaning of federal bankruptcy law or the making of a fraudulent transfer under applicable federal or state law, or concealment by BORROWER of any of its property in fraud of creditors, or the imposition of a lien upon any of the property of BORROWER which is not discharged in the manner permitted by the Mortgage. or the giving of notice by BORROWER to any governmental body of insolvency or suspension of operations: or

      (h) Filing of a petition against BORROWER seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of BORROWER, of any part of the Property or of any of the income or rents of the Property, unless such petition shall be dismissed within ninety (90) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition; or

      (i) The institution of any proceeding for the dissolution or termination of BORROWER voluntarily, involuntarily, or by operation of law (provided, however, that as to an involuntary proceeding, BORROWER shall have ninety (90) days to secure dismissal thereof); or

      (j) A material adverse change occurs in the assets, liabilities or net worth of BORROWER from the assets, liabilities or net worth of BORROWER or any of the guarantors of the indebtedness evidenced by this Note previously disclosed to METLIFE; or

      (k) Any warranty, representation or statement furnished to METLIFE by or on behalf of BORROWER under this Note, the Mortgage, or any of the Loan Documents shall prove to have been false or misleading in any material respect; or

      (l) Failure of BORROWER to observe or perform any other covenant or condition contained in the Mortgage and such default shall continue for thirty
(30) days after notice is given to BORROWER specifying the nature of the failure, or if the default cannot be cured within such cure period. BORROWER fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such cure period to continue with reasonable diligence all necessary curative actions. No notice of default and no opportunity to cure shall be required with respect to defaults under
Section 17 or Section 22 of the Mortgage or if during the prior twelve (12) months METLIFE has already sent two (2) notices to BORROWER concerning default in performance of the same obligation; or

      (m) Failure of BORROWER to observe or perform any other obligation under any other Loan Document when such observance or performance is due, and such failure shall continue beyond the applicable cure period set forth in such Loan Document (or thirty (30) days, if no cure period is specified), or if the default cannot be cured within such applicable cure period. BORROWER fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions. No notice of default and no opportunity to cure shall be required if during the prior twelve (12) months METLIFE has already sent two (2) notices to BORROWER concerning default in performance of the same obligation; or

      (n) BORROWER's abandonment of the Property; or

      (o) Any of the foregoing events occur with respect to any tenant of the Property (excluding North Star Auto Center or any successor lessee of the 38-15 Northern Boulevard portion of the Property), with respect to any guarantor of any of BORROWER's obligations in connection with the indebtedness evidenced by this Note or with respect to any guarantor of any tenant's obligations relating to the Property, or such guarantor dies or becomes incompetent.

      Upon the occurrence of any of the foregoing events of default, METLIFE shall have the option to declare the entire amount of principal and interest due under this Note immediately due and payable without notice or demand, and METLIFE may exercise any of its rights under this Note and any document executed or delivered herewith. After acceleration or maturity, BORROWER shall pay interest on the outstanding principal balance of this Note at the rate of five percent (5.00%) per annum above Chase Manhattan Bank's prime interest rate in effect from time to time, or fifteen percent (15.00%) per annum, whichever is higher, provided that such interest rate shall not exceed the maximum interest rate permitted by law.

      All payments of the principal and interest on this Note shall be made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts.

      If this Note is placed in the hands of an attorney for collection, BORROWER agrees to pay reasonable attorneys' fees and costs incurred by METLIFE in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal.

whether or not taxable as costs, or in any bankruptcy proceeding, or in connection with post-judgment collection efforts, including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

      This Note shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein (excluding choice-of-law principles). BORROWER hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the City of New York or the Eastern District of New York in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note, and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

      This Note is given in a commercial transaction for business purposes.

      This Note may be declared due prior to its expressed maturity date, all in the events, on the terms, and in the manner provided for in the Mortgage.

      BORROWER and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that METLIFE shall not be required to first institute suit or exhaust its remedies hereon against BORROWER or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by METLIFE with any person now or hereafter liable for the payment of this Note, even if BORROWER is not a party to such agreement.

             All agreements between BORROWER and METLIFE. whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to METLIFE exceed the maximum amount permissible under the applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to METLIFE in excess of the maximum amount permissible under applicable law, the interest payable to METLIFE shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance METLIFE shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the outstanding principal balance hereof, or if such excessive amount of interest exceeds the unpaid balance of principal hereof such excess shall be refunded to BORROWER. All interest paid or agreed to be paid to METLIFE shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. METLIFE expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. This paragraph shall control all agreements between BORROWER and METLIFE.


      IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

      IN WITNESS WHEREOF. BORROWER has executed or caused this Note to be executed by its duly authorized officers under seal as of the year and day first written above.


                                          BORROWER:

                                          WESTERN BEEF-STEINWAY STREET, INC.,
                                          a New York corporation


                                          By: /s/ Peter Castellana, Jr.


                                          Title: President

                                          Attest: /s/ Robert C. Ludlow

                                          Title: Vice President

                                                      [SEAL]





ACCEPTED:


METLIFE CAPITAL FINANCIAL CORPORATION



By:___________________________________

Title: ________________________________

                                    EXHIBIT A


PARCEL A (LOT 5 IN BLOCK 665):

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough and County of Queens, City and State of New York, bounded and described as follows:

BEGINNING at a point on the southeasterly side of 38th Street, (60 feet wide) distant 162.80 feet northeasterly from the corner formed by the intersection of the southeasterly side of 38th Street with the northwesterly side of Northern Blvd., 100 feet wide;

RUNNING THENCE northeasterly along the southeasterly side of 38th Street, 75.02 feet;

THENCE southeasterly at right angles to the southeasterly side of 38th Street,
54.35 feet;

THENCE still southeasterly on a line forming an interior angle of 221 degrees 57 minutes 20 seconds with the preceding course 118.56 feet to the northwesterly side of Northern Blvd.;

THENCE southwesterly along the northwesterly side of Northern Blvd., 75.37 feet;

THENCE northwesterly at right angles to the northwesterly side of Northern Blvd., 90.22 feet;

THENCE still northwesterly on a line forming an interior angle of 221 degrees 57 minutes 20 seconds with the preceding course, 25.03 feet to the southeasterly side of 38th Street at the point or place of BEGINNING.


PARCEL B (LOT 7 IN BLOCK 2665):

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough and County of Queens, City and State of New York, bounded awl described as follows:

BEGINNING at a point on the southeasterly aide of 38th Street (60 feet wide) distant 237.82 feet (Actual) (237.80 feet Deed) northeasterly from the corner formed by the intersection of the southeasterly side of 38th Street with the northwesterly side of Northern Blvd., 100 feet wide;

RUNNING THENCE northeasterly along the southeasterly side of 38th Street, 39.73 feet; THENCE southeasterly on a line forming an exterior angle of 89 degrees 44 minutes 02 seconds with the southeasterly side of 38th Street, 94.78 feet;

THENCE southwesterly and parallel with Steinway Street, 15.07 feet;

THENCE southeasterly at right angles to Steinway Street, 90 feet to the northwesterly side of Steinway Street;

THENCE southwesterly along the northwesterly side of Steinway Street, 57.33 feet to the corner formed by the intersection of the northwesterly aide of Steinway Street with the northwesterly side of Northern Blvd.;

THENCE southwesterly along the northwesterly side of Northern Blvd., 63.08 feet;

THENCE northwesterly at right angles to the northwesterly side of Northern Blvd., 118.56 feet;

THENCE still northwesterly at right angles to the southeasterly aide of 38th Street and on a line forming an interior angle of 221 degrees 57 minutes 30 seconds with the preceding curse, 54.35 feet to the southeasterly side of 38th Street at the point or place of BEGINNING.

PARCEL C (LOT 31 IN BLOCK 2665):

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough and County of Queens, City and State of New York, bounded and described as follows:

BEGINNING at a point on the westerly side of Steinway Street, formerly known as Steinway Avenue and also formerly known as 10th Avenue, distant 100 feet southerly from the corner formed by the intersection of the southerly side of Thirty-sixth Avenue, formerly known as Washington Avenue with the westerly side of Steinway Street;

RUNNING THENCE westerly parallel with Thirty-sixth Avenue and part of the distance through a party wall, 100 feet;

THENCE southerly parallel with Steinway Street, 75 feet;

THENCE easterly parallel with Thirty-sixth Avenue, 100 feet to the westerly side of Steinway Street;

THENCE northerly along the westerly side of Steinway Street, 75 feet to the point or place of BEGINNING.


PARCEL D (LOT 34 IN BLOCK 665):

ALL that certain piece or parcel of land, situate, lying and being in the First Ward of the Borough of Queens, (formerly Long Island City) County of Queens, City and State of New York, bounded and described as follows:

BEGINNING at a point on the northwesterly side of Steinway Street, distant 175 feet southwesterly from the corner formed by the intersection of the northwesterly side of Steinway Street with the southwesterly side of 36th Avenue, 75 feet wide;

RUNNING THENCE southwesterly along the northwesterly side Steinway Street, 50 feet;

THENCE northwesterly at right angles to Steinway Street, 106.48 feet;

THENCE northeasterly and parallel with the northwesterly side of Steinway Street, 50 feet;

THENCE southeasterly and at right angles to the Steinway Street, 106.48 feet to the northwesterly side of Steinway Street, at the point or place of BEGINNING.

PARCEL E (LOT 38 IN BLOCK 665):

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough and County of Queens, City and State of New York, bounded and described as follows:

BEGINNING at a point on the northwesterly side of Tenth Avenue, formerly Steinway Avenue, distant 57.33 feet northeasterly from the corner formed by the intersection of the northwesterly side of Tenth Avenue with the northerly side of Jackson Avenue;

RUNNING THENCE northeasterly along said side of Tenth Avenue, 150 feet;

THENCE northwesterly and at right angles to Tenth Avenue, 106.48 feet to the center line of Harold Avenue, which is now closed;

THENCE southerly along said center line of Harold Avenue, 42.11 feet;

THENCE southwesterly parallel with Tenth Avenue, 111.26 feet;

THENCE southeasterly and at right angles to Tenth Avenue, 90 feet to the point or place of BEGINNING.


For conveyancing only, if intended to be conveyed.

Together with all right, title and interest of, in and to any streets and roads abutting the above described premises, to the center line thereof.

                                                              Title No. NY951153

            SAID PARCELS A, B, C, D AND E ALSO BEING BOUNDED AND DESCRIBED AS
            FOLLOWS:




OVERALL DESCRIPTION

All that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough and County of Queens, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the westerly side of Steinway Street with the northwesterly side of Northern Boulevard (100 feet wide);

RUNNING THENCE northerly along the westerly side of Steinway Street, 332.37 feet, to a point;

THENCE westerly parallel with the southerly side of 36th Avenue (75 feet wide) through a party wall, 100 feet to a point;

THENCE southerly parallel with the westerly side of Steinway Street 74.88 feet to a point;

THENCE westerly along a line drawn at right angles to last mentioned course 6.48 feet to a point;

THENCE southerly parallel with the westerly side of Steinway Street 50 feet to a point;

THENCE southeasterly along the center line of former Harold Avenue, and along a line forming an angle on the northeast of 156 degrees 57 minutes 18 seconds
42.11 feet to a point;

THENCE southerly parallel with the westerly side of Steinway Street 96.19 feet to a point;

THENCE westerly along a line forming an angle on the northeast of 89 degrees 44 minutes 02 seconds with the easterly side of 38th Street (60 feet wide), 94.78 feet to the easterly side of 38th Street;

THENCE southerly along the easterly side of 38th Street 114.75 feet to a point;

THENCE easterly at right angles to the easterly side of 38th Street 25.03 feet to a point;

THENCE southeasterly along a line drawn at right angles to the northwesterly side of Northern Boulevard, 90.22 feet to the northwesterly side of Northern Boulevard;

THENCE northeasterly along the northwesterly side of Northern Boulevard 138.45 feet to the corner formed by the intersection of the westerly side of Steinway Street with the northwesterly side of Northern Boulevard, at the point or place of BEGINNING.